Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT AS SUCH INFORMATION WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. SUCH EXCLUSIONS HAVE BEEN MARKED WITH A [****].

sETTLEMENT AGREEMENT

THE undersigned:

(1)

Brand Loyalty International B.V., having its registered office in ‘s-Hertogenbosch and its principal place of business at (5211 BH) Koningsweg 101 in ‘s-Hertogenbosch, duly represented in this matter by F. Bekkers hereinafter referred to as the “Company”;

and

(2)	Ms. C.M.P. Mennen-Vermeule, [****], hereinafter referred to as “Director”;

The parties under (1) and (2) will jointly be referred to as the "Parties", and each individually as a "Party".

BACKGROUND

A.	The Director has been employed by the Company since 1 April 2012, most recently in the position of CEO and statutory director (statutair bestuurder) of the Company and various legal entities affiliated to the Company.
B.	The Director’s current base salary comprises EUR 472,499.95 gross (including holiday allowance) per year, excluding other emoluments;
C.	On 3 January 2023, the Company’s direct and indirect shareholders have expressed the intention to dismiss the Director as statutory director and employee of the Company and to terminate all other relations between the Company and the enterprises affiliated with the Company (hereinafter: the “Group”).
D.	As of 4 January 2023, the Director has, at the request of the Company, not performed any duties and the Director has not had access to any company system or location. The Parties have engaged in various discussions to find an amicable solution for the situation, which amicable solution was not found until the date of this agreement.
E.	On 2 March 2023, it was announced that it is the intention for the Group, including the Company, to transfer to Opportunity Partners B.V., subject to certain conditions.
F.	In view of the foregoing, the Parties acknowledge that there is a reasonable ground for termination of the employment agreement as referred to in article 7:669 Dutch Civil Code ("BW"). This reason is based on an irreconcilable difference of opinion in how the work should be performed, as well as the anticipated business economic reasons following completion of the transaction mentioned under (E). The termination is not based on an urgent cause as referred to in article 7:678 BW and neither the Company nor the Director is in any way to blame for the current situation.
G.	The Director has been given time and opportunity to understand the consequences of a termination of employment and has obtained independent (legal) advice about the rights and obligations arising from this agreement and about the consequences thereof from her legal advisors at [****]; and
H.	The Parties now have agreed on the termination of the employment agreement of the Director and the termination of the various statutory board positions held by the Director, and wish to set out the agreed conditions in this settlement agreement.

AVE AGREED AS FOLLOWS:

1.	TERMINATION
1.1.	Termination Date

The employment agreement between the Parties, as well as any other employment agreement between the Director and any member of the Group, shall terminate by mutual consent on 30 June 2023 (the “Termination Date”).

1.2.	Early Termination

If the Director takes up employment outside the Group before the Termination Date, the employment agreement between the Parties will terminate by mutual consent as of the date on which the new employment agreement starts (the "Earlier Termination Date"). In that event, the Director will not be bound by the applicable notice period and the remaining gross monthly salary inclusive of emoluments between the Earlier Termination Date and the original Termination Date shall be paid out in full as a lump sum payment within one month following the Earlier Termination Date. All other arrangements in this agreement remains in force.

2.	ARRANGEMENTS REGARDING STATUTORY BOARD POSITIONS
2.1.	Resignation as statutory director & deregistration
2.1.1.	Per the date of this agreement, the Director shall resign from the position of statutory director of the Company and from any other statutory board position held at affiliated entities of the Company. A list of such affiliated entities is attached as Annex 1. to this termination agreement.
2.1.2.	To the extent that the resignation is not affected by signing of the agreement (e.g. in foreign jurisdictions), the Director will enter into, execute and implement any and all documents (including but not limited to termination letters) and furthermore do everything that can reasonably be required from her to achieve that the termination of the statutory board position is effected as soon as possible.

2.2.	Deregistration

The Company shall ensure that the Director shall be deregistered from the trade register and other public records as soon as possible after the date of this agreement. The Director shall reasonably cooperate where required in order to ensure deregistration.

2.3.	D&O coverage

The Company and any other group company affiliated with the Group where the Director held a statutory board position acknowledge and confirm that, also after the Termination Date, the Director will remain to be covered under the applicable D&O insurance/policy for her period as statutory board member (or, as the case may be, officer role) and that the D&O insurance/policy shall not be cancelled or adversely amended for the Director.

3.	REMUNERATION AND PAYMENTS IN CONNECTION WITH TERMINATION
3.1.	No severance

The Company shall not owe any severance to the Director.

The Director hereby waives any claim, if applicable, under extra-statutory benefits, payments, redundancy pay (wachtgeld) or any other claim under the employment agreement (including but not limited to the entitlement to the severance payment in the amount of a gross annual salary as included in her employment agreement) a social plan or collective bargaining agreement (including but not limited to supplementary schemes or other payments) in connection with the termination of the employment agreement, other than the payments due under this agreement.

This settlement agreement expressly does not constitute a termination with consent (opzegging met instemming) within the meaning of Article 7:671 paragraph 1, opening words, of the Dutch Civil Code, but a termination by way of mutual consent within the meaning of Article 7:670b Dutch Civil Code. The Director recognises not to be entitled to a transition payment (transitievergoeding) within the meaning of Article 7:673 Dutch Civil Code or any other statutory payment

3.2.	Remuneration and Bonus
3.2.1.	The Director remains entitled to continued payment of her salary and all emoluments (except those emoluments explicitly excluded in this agreement) until the Termination Date.
3.2.2.	The Director waives any entitlement to a bonus over 2022 and 2023.
3.3.	LVI Related Cash Incentives
3.3.1.	The Director remains eligible to receive timely payment of any vested entitlement under any variable remuneration plan applicable to the Director. This specifically includes payment of the vested (cash) components under the Loyalty Ventures Inc. 2021 Omnibus Incentive Plan (latest tranche vesting: USD 130,356.00 per 16

February 2023, which has not yet been paid) and other variable remuneration components.
3.3.2.	The Company will in any event ensure that the Director is treated equally to all other participants under the Loyalty Ventures Inc. 2021 Omnibus Incentive Plan.
3.4.	LVI Related Equity Incentives

The Director is no longer eligible for new equity-related incentives (hereinafter referred to as: the Incentives). As regards Incentives acquired and not yet exercised by the Director, the provisions of the relevant plans, including the Omnibus Incentives Plan, apply.

3.5.	Pension & Company schemes

The Company shall fulfill all its obligations arising from any pension commitment made to the Director until the Termination Date in accordance with the applicable laws and regulations. At the Termination Date, the Director’s participation in any pension scheme or company scheme (other than the D&O insurance/policy) shall be terminated.

3.6.	Final settlement

Within one month after the Termination Date, the Company shall provide the Director with a final statement for the period until the Termination Date (which will include, among others, payment of any outstanding wages, holiday allowance, remaining holiday balance and any unpaid invoice in accordance with the applicable expense policy (provided that the invoice is submitted prior to the Termination Date). The Director agrees not to incur any more business expenses as from the date of this agreement.

4.	GARDEN LEAVE
4.1.	Garden leave

The Director shall be released in full of any job duties, and the Parties confirm that the Director has not provided any services to any of the Group companies since 4 January 2023.

4.2.	Transfer of duties

Because the Director has not been involved since 4 January 2023, there are no specific tasks to be transferred. The Director will remain available to answer questions until the Termination Date with respect to the duties exercised by her prior to 4 January 2023.

5.	COMPANY PROPERTY
5.1.	Return of property

On the Termination Date or on such earlier date as the Company may reasonably request, the Director will return in good order to the Company all items, including written documents and photocopies of the same made available by the Director and its affiliated companies, which the Director has or will acquire (including, but not limited to, credit cards, communication equipment, keys, documents, handbooks, financial information, plans, digital data carriers, access passes, tablets and laptop). Until the Termination Date, the Director will continue to use all items listed in this clause in the usual manner, which means that this use will not lead to more costs for the Company than the average amount of costs that the Director incurred in this respect in the three months prior to the date on which this agreement is signed.

5.2.	Retention of mobile phone and mobile phone number

To the extent not already transferred, the Company shall arrange the transfer of the Directors mobile phone and mobile phone number to the Director without consideration (om niet).

6.	LEGAL FEES

The Company pay the legal fees incurred by the Director in connection with the termination of the employment agreement and the resignation from the various statutory board positions. The invoices over the various months shall be made out in the name of the Director, shall contain an overview of the total hours spent and shall be paid directly by the Company to the lawyers of the Director at [****].

7.	COMMUNICATION
7.1.	Joint communication

Parties agree to jointly draw up the text of the internal communication of Director’s departure. Neither Party will make any statement other than those agreed beforehand.

7.2.	No negative statements & press engagement

Parties will refrain from making (and cooperating with) any publication or public announcement regarding the other Party without the prior written consent of the other Party. This includes that neither Party will seek media or press engagement. They will also (continue to) maintain generally acceptable behaviour towards one another in all other respects and refrain from making any negative statements about the other Party.

7.3.	Confidentiality of negotiation and terms

Except when required on the basis of a legal obligation (financial reporting obligations included), Parties will not without the prior written consent of the other Party disclose the terms and conditions of this agreement, or any details of the discussions and negotiations that led to this agreement, in any way to third parties, other than the professional advisers involved in this agreement who require the information for the performance of their duties.

8.	CONFIDENTIALITY AND RESTICTIVE COVENANTS
8.1.	Confidentiality

The Director remains bound to the agreed upon confidentiality arrangement in clause 8 of the employment agreement dated 14 September 2011.

8.2.	Restrictive covenants

As of the date of this agreement, the Director shall no longer be bound by any restrictive covenants applicable to her (this includes any agreed upon ancillary activities clause, non-compete, non-poaching and non-solicitation). To the extent required, the Company hereby waives – and shall ensure that members of the Group shall wave – any such restrictive covenant.

9.	FINAL ACQUITTANCE
9.1.	Scope of this agreement

This termination agreement fully represents all arrangements made between the Parties regarding the termination of the employment agreement. After the date of this termination agreement, the Parties may not exercise any rights against each other in connection with the employment agreement and the termination of the employment agreement (and statutory board positions), or in other connection, other than the rights under this termination agreement.

9.2.	Final acquittance

Except where it concerns compliance with this termination agreement, the Parties hereby grant each other full and final acquittance / discharge in relation to the employment agreement and termination of the employment agreement (and all related dealings) and waive any rights that the Parties may have against each other.

The final acquittance / discharge granted also mutually relates to any claims concerning legal entities affiliated within the Company. The Director expressly and irrevocably also grants this final discharge towards the companies affiliated with the Company. This also includes (previous) shareholders and any (former) affiliates in the Group.

This final discharge does not apply to the corporate duties of and the performance thereof by the Director as director under the articles of association of the Company and as director under the articles of association of the companies affiliated with the Company. The Company shall ensure that discharge from liability will be included on the agenda of the first meeting of the competent bodies (including the general meeting) where such resolutions can be validly adopted in accordance with the applicable rules of company law, provided that no facts or circumstances are currently known that would preclude discharge. The Company confirms that at the time of signing of this agreement, no facts and circumstances are known which could prevent such discharge from being granted to the Director.

10.	FINAL PROVISIONS
10.1.	This termination agreement is a settlement agreement in the sense of article 7:900 BW. This agreement shall be governed by Dutch law.
10.2.	No Party may wholly or partly rescind (ontbinden) this termination agreement. Insofar as required, the Parties expressly renounce their right thereto. Insofar as any clause (or part) of this agreement should prove to be legally invalid, this does not affect the validity of the other clauses (or parts) of this agreement.
10.3.	Amendments of this agreement or additions thereto are only valid insofar as they have been agreed upon by the Parties in writing.
10.4.	All disputes arising out of or in connection with this termination agreement, including disputes concerning its existence, its validity and any non-contractual obligation, will be resolved by the competent court in the Netherlands.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

Agreed on 9 March 2023:

/s/ F.M.P. Bekkers /s/ Claudia Mennen

The CompanyThe Director

Annex 1

●	Apollo Holdings B.V.
●	Brand Loyalty Group B.V.
●	Brand Loyalty Development B.V.
●	Brand Loyalty Holding B.V.
●	Brand Loyalty International B.V.
●	Brand Loyalty Canada Holding B.V.
●	Brand Loyalty USA Holding B.V.
●	Edison International Concept & Agencies B.V.
●	Brand Loyalty Germany GmbH
●	Brand Loyalty Italia SpA
●	Brand Loyalty France Sarl
●	Brand Loyalty Trading (Shanghai) Co. Ltd
●	Brand Loyalty Pty. Ltd.
●	Brand Loyalty Korea Co. Ltd.
●	Brand Loyalty UK Ltd
●	Brand Loyalty Sourcing USA Inc.